Exhibit 107

Calculation of Filing Fee Tables

424H

(Form Type)

GMF Leasing LLC

(Exact Name of Registrant as Specified in its Charter)

GM Financial Automobile Leasing Trust 2024-2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Offering Aggregate Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Asset- Backed Securities	Class A-1 Asset-Backed Notes, Series GMALT 2024-2	457(s)	$188,680,000	100%	$188,680,000	0.00014760	$27,849.17

	Asset- Backed Securities	Class A-2-A Asset Backed Notes and Class A-2-B Asset-Backed Notes, Series GMALT 2024-2	457(s)	$514,480,000	100%	$514,480,000	0.00014760	$75,937.25

	Asset- Backed Securities	Class A-3 Asset-Backed Notes, Series GMALT 2024-2	457(s)	$465,470,000	100%	$465,470,000	0.00014760	$68,703.37

	Asset- Backed Securities	Class A-4 Asset-Backed Notes, Series GMALT 2024-2	457(s)	$65,500,000	100%	$65,500,000	0.00014760	$9,667.80

	Asset- Backed Securities	Class B Asset-Backed Notes, Series GMALT 2024-2	457(s)	$66,220,000	100%	$66,220,000	0.00014760	$9,774.07

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amount					$1,300,350,000		$191,931.66

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fees Due							$191,931.66

(1) Estimated solely for the purposes of calculating the registration fee.

(2) Pursuant to Rules 456(c) and 457(s) of the General Rules and Regulations of the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.